Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We consent to the use in the amended Registration Statement of Mainland Resources Inc. (the "Company") on Form S-4/A (the "S-4/A") of our report dated May 26, 2011, to the directors of the Company with respect to the balance sheets of the Company as of February 28, 2011 and 2010, and the related statements of operations, stockholders' equity, and cash flows for each of the three-year periods ended February 28, 2011, February 28, 2010 and February 28, 2009, and the period from inception (May 12, 2006) to February 28, 2011, and to the reference to our firm under the heading "Experts" in the S-4/A.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC

Henderson, NV
July 26, 2011